Schedule
                                14(a) Information


                       Proxy Statement Pursuant to Section
                             14(a) of the Securities
                              Exchange Act of 1934
                                 (Amendment No.)

Filed by the Registrant [ X ] Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive  Proxy  Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         Affinity Technology Group, Inc.
                  (Name of Registrant as Specified in Charter)
                     --------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:
---------------------------------------------------
(2)   Aggregate number of securities to which transaction applies:
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(3)  Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):______
(4)   Proposed maximum aggregate value of transaction:
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(5)   Total fee paid:
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[   ]  Fee paid previously with preliminary materials.

[ ] Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:
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(4)   Date Filed:
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
                                                              April 21, 1998


Dear Fellow Stockholder:

         On behalf of the Board of Directors of Affinity Technology Group, Inc., it is my pleasure to invite you to attend the 1998 Annual Meeting of Stockholders of Affinity Technology Group, Inc. to be held at the Adam's Mark Hotel, 1200 Hampton Street, Columbia, South Carolina, on Thursday, May 28, 1998, at 10:00 a.m., local time.

         The principal business of the meeting will be the election of directors and the ratification of the appointment of independent auditors. In addition, we plan to review the Company's business during the past year and our outlook for the current year.

         This booklet, which contains the Notice of Annual Meeting and the Proxy Statement, describes the business to be transacted at the meeting and provides certain other information about the Company and its directors and executive officers which you should consider when voting your shares.

         It is important that your shares be represented at the meeting, whether or not you plan to attend. In order to be certain that your shares will be voted at the meeting, please complete, date and sign the accompanying proxy card and return it in the enclosed postage prepaid envelope, which requires no postage if mailed in the United States.

         I look forward to seeing you at the meeting.

                                         Very truly yours,



                                         JEFF A. NORRIS
                                         President and Chief Executive Officer

                         AFFINITY TECHNOLOGY GROUP, INC.
                          1201 Main Street, 20th Floor
                            Suite 2080 Capital Center
                             Columbia, SC 29201-3201




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




To the Stockholders of Affinity Technology Group, Inc.:

         The Annual Meeting of the Stockholders of Affinity Technology Group, Inc. (the "Company") will be held at the Adam's Mark Hotel, 1200 Hampton Street, Columbia, South Carolina, on Thursday, May 28, 1998, at 10:00 a.m. Eastern Daylight Saving Time, for the following purposes:

         o   To elect five members to the Board of Directors;

         o To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1998; and

         o To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 1, 1998 as the record date for the determination of stockholders entitled to vote at the meeting. Accordingly, only stockholders who are holders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

         A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the principal executive offices of the Company at 1201 Main Street, Suite 2080 Capital Center, Columbia, South Carolina.

                                       By order of the Board of Directors:



                                       JEFF A. NORRIS
                                       President and Chief Executive Officer



         You are urged to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.


April 21, 1998

                               GENERAL INFORMATION

Proxy Solicitation

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Affinity Technology Group, Inc. (the "Company") of proxies to be voted at the 1998 Annual Meeting of Stockholders of the Company to be held at the Adam's Mark Hotel, 1200 Hampton Street, Columbia, South Carolina, on Thursday, May 28, 1998, at 10:00 a.m. Eastern Daylight Saving Time. The entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in doing so. Personal solicitations may be conducted by directors, officers and employees of the Company. This Proxy Statement and accompanying proxy card will be mailed to stockholders on or about April 21, 1998.

Voting Procedures

         The Company's common stock, par value $0.0001 per share ("Common Stock"), is the only outstanding voting security of the Company. Holders of record of the Common Stock at the close of business on April 1, 1998 are entitled to vote at the Annual Meeting and are entitled to one vote for each share held. At the close of business on April 1, 1998, there were 30,200,673 shares of Common Stock outstanding.

         Under Article II, Section 6 of the Amended and Restated By-Laws of the Company (the "By-Laws"), the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. The By-Laws further provide that if a quorum is initially present, the stockholders of the Company may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken is approved by a majority of the stockholders initially constituting a quorum for the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the nominees for director and shares held by a broker, as nominee, that are voted at the discretion of such broker on any matter will be counted in determining the existence of a quorum.

         Under the Company's By-Laws, directors are elected by a plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares that are withheld as to voting with respect to a nominee for director and shares held of record by a broker, as nominee, that are not voted will not be treated as votes cast with respect to the election of directors. The proposal to ratify the appointment of independent auditors for the year ending December 31, 1998 will be approved if it receives the affirmative vote of the holders of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on such matter. For such purposes, abstentions will be treated as shares present and entitled to vote and, consequently, will be treated as a vote against such proposal. However, shares held of record by a broker, as nominee, that are not voted on such proposal will not be treated as shares present and entitled to vote on such proposal and, accordingly, will not affect the outcome of such proposal.

Voting of Proxies

         The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the persons nominated to serve as the directors of the Company named in this Proxy Statement, for the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1998 and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the meeting or any adjournment thereof. Any stockholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by attending the meeting and giving notice of his or her intention to vote in person or by executing and delivering to the Company a proxy bearing a later date.



         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of April 1, 1998 by (i) each director and nominee for director of the Company, (ii) each executive officer of the Company named under the caption "Executive Compensation--Summary Compensation Table," below, (iii) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock (a "five percent stockholder") and (iv) all directors and executive officers as a group. Except as set forth in the footnotes to the table below, each of the stockholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person. Except as noted in the footnotes to the following table, the address of each five percent stockholder is 1201 Main Street, 20th Floor, Suite 2080 Capital Center, Columbia, South Carolina, 29201-3201.

                                                                                                       Percent of
                                                                               Number of Shares       Outstanding
DIRECTORS AND EXECUTIVE OFFICERS                                              Beneficially Owned      Shares Owned
--------------------------------                                              ------------------      ------------
Jeff A. Norris (1)                                                                10,651,372             35.3%
Alan H. Fishman (2)(3)                                                             2,673,509              8.9%
Peter R. Wilson (3)                                                                  417,701              1.4%
Robert M. Price (2)(3)                                                               280,173                 *
Edward J. Sebastian (2)(3)(4)                                                        130,056                 *
Terrence J. Sabol, Sr. (5)                                                            53,800                 *
John D. Rogers (6)                                                                    42,000                 *
Joseph A. Boyle (7)                                                                   34,000                 *
Clement D. Lamarre (8)                                                                28,800                 *
Directors and executive officers as a group (9 persons) (9)                       13,826,807             47.3%

OTHER FIVE PERCENT STOCKHOLDERS
Carolina First Corporation (10)                                                    5,999,706             19.9%

*     Indicates less than one percent.
(1)  Includes (i)  2,650,000  shares of Common  Stock held by the Norris  Family
     Limited  Partnership  and  95,400  shares of Common  Stock  held by the J&L
     Extended  Family Limited  Partnership and (ii) 3,180 shares of Common Stock issuable to Lynda  Norris,  the wife of Mr.  Norris,  upon the  exercise of options  granted  under the 1995 Stock  Option Plan of Affinity  Technology
     Group, Inc. (the "1995 Option Plan").
(2)  Includes  6,360,  6,360 and 4,240 shares of Common Stock  issuable upon the exercise of options granted under the 1995 Option Plan to Messrs.  Fishman,
     Price and Sebastian, respectively.
(3)   Includes  4,301 shares of Common Stock  issuable upon the exercise of options  granted under the  Nonemployee
     Directors' Stock Option Plan of Affinity  Technology  Group,  Inc. (the  "Directors'  Option Plan") to each of
     Messrs. Fishman, Price, Sebastian and Wilson.
(4)  Includes 2,000 shares of Common Stock held by Mr.  Sebastian's  wife,  over which he shares voting and investment control.
(5)   Includes (i) 53,000 shares of Common Stock  issuable  upon exercise of options  granted under the 1995 Option
     Plan and (ii) 100 shares of Common Stock held by the son of Mr. Sabol.
(6)   Includes  25,000 shares of Common Stock  issuable  upon the exercise of options  granted under the 1996 Stock
     Option Plan of Affinity Technology Group, Inc. (the "1996 Option Plan").
(7)   Consists of 34,000  shares of Common  Stock  issuable  upon the  exercise of options  granted  under the 1996
     Option Plan.
(8)   Includes  25,000 shares of Common Stock  issuable upon the exercise of options  granted under the 1996 Option
     Plan.
(9)   Includes  140,343 shares of Common Stock  issuable upon the exercise of options  granted under the 1995 Stock
     Option Plan, 1996 Option Plan and Directors' Option Plan.
(10) Based on information set forth in a Schedule 13 D/A filed by Carolina First
     Corporation  with the  Securities and Exchange  Commission.  Carolina First
     Corporation's address is Post Office Box 1029,  Greenville,  South Carolina
     29602.


Carolina First Corporation

         On November 8, 1995, the Company issued a warrant (the "Carolina First Warrant") to Carolina First Corporation ("Carolina First") that entitled Carolina First to purchase an aggregate of 6,666,340 shares of Common Stock of the Company for a purchase price of approximately $0.0001 per share. The terms of the Carolina First Warrant provided, among other things, that such warrant could not be exercised by Carolina First into a number of shares of Common Stock equal to or greater than five percent of all outstanding shares of Common Stock of the Company unless Carolina First obtained the written consent of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). During 1997, Carolina First obtained the consent of the Federal Reserve Board to exercise the Carolina First Warrant in full, and at December 31, 1997, Carolina First had exercised the warrant into an aggregate of 3,195,000 shares of Common Stock (including 666,634 shares of Common Stock subsequently transferred by Carolina First to certain of its officers). At December 31, 1997, the Carolina First Warrant was exerciseable into an additional 3,471,340 shares of Common Stock of the Company. As a bank holding company, Carolina First may be required by the Federal Reserve Board to reduce its ownership of Common Stock of the Company to less than five percent of the Company's outstanding shares of Common Stock if Affinity engages in any business activity determined by the Federal Reserve Board to be impermissible for a bank holding company.

Potential Change in Control

         Jeff A. Norris, President and Chief Executive Officer of the Company, has pledged approximately 7.9 million of his shares of Common Stock of the Company for a personal loan in the amount of approximately $3.8 million. Such loan is payable on demand at any time at the discretion of the lender. Mr. Norris beneficially owns approximately 10.7 million shares of Common Stock, or approximately 35.3% of the outstanding shares of Common Stock. The foreclosure upon and subsequent sale in public markets of a substantial number of shares of Common Stock owned by Mr. Norris could cause a change in control of the Company and could have an adverse effect on the market price of the Common Stock.

                               BOARD OF DIRECTORS

         The business and affairs of the Company is managed by or under the direction of the Board of Directors, as provided by Delaware law and the Company's By-Laws. The directors establish overall policies and standards for the Company and review the performance of management. The directors are kept informed of the Company's operations at meetings of the Board, through reports and analyses and through discussions with management.

Meetings of the Board

         The Board of Directors meets on a regularly scheduled basis and met eight times during the year ended December 31, 1997. During 1997, all directors except Mr. Sebastian participated in at least 75% of the aggregate of all meetings of the Board of Directors and of the Committees of the Board of Directors on which they served.

Committees of the Board

         The Board of Directors has established an Audit Committee and a Compensation Committee. There is no nominating committee of the Board of Directors.

         The Audit Committee, established in 1996, has the authority to recommend the annual appointment of the Company's independent auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting and the adequacy of the Company's internal control procedures. The members of the Audit Committee, which met twice during the year ended December 31, 1997, are Dr. Peter R. Wilson (Chairman) and Edward J. Sebastian.

The Compensation Committee has the authority, among other things, to (i) determine the cash and non-cash compensation of each of the Company's executive officers and any other employee with an annual salary in excess of $100,000;
(ii) consider and recommend to the Board such general and specific employee equity and other incentives as it may from time to time deem advisable; and
(iii) administer the Company's stock option plans. The members of the Compensation Committee, which met six times during the year ended December 31, 1997, are Alan H. Fishman (Chairman), Robert M. Price and Edward J. Sebastian.

Nominees for Director

         Article III, Section 2 of the By-Laws of the Company provides that the Board of Directors shall consist of at least three and no more than 15 members, which number will be determined, from time to time, by resolution adopted by the Board of Directors of the Company. The Board of Directors has set the number of directors at five. The five persons named below are nominated to serve on the Board of Directors until the 1999 Annual Meeting of Stockholders or until their successors are elected and qualified. Each nominee is currently a director of the Company.

The age and a brief biographical description of each nominee for director are set forth below.

Alan H. Fishman (52), Chairman, has been a director of the Company since March 1995 and became Chairman of the Board in April 1996. Formerly Chief Financial Officer of Chemical Bank from 1979 to 1983, he founded Columbia Financial Partners, L.P., an investment firm that specializes in the area of financial services assets, in February 1992 and serves as its Managing Partner. Between March 1990 and February 1992, he was a Managing Partner of Adler & Shaykin, a private investment firm. Mr. Fishman earned a bachelor's degree at Brown University and a master's degree in economics at Columbia University Graduate School of Business. Mr. Fishman also serves as a member of the Board of Directors of Keyspan Energy Corporation, a public utility company.

Jeff A. Norris (37) has served as the Company's Chief Executive Officer and as a director since March 1994 and served as Chairman of the Board from March 1994 to April 1996 and as Treasurer from March 1994 to February 1996. He held the position of President from March 1994 to May 1994 and resumed that position in October 1995. Prior to founding the Company, Mr. Norris was employed as a salesman by Digital Equipment Corporation for nine years. Mr. Norris received a bachelor's degree in finance from the University of South Carolina and earned a Masters of Business Administration at the Fuqua School of Business at Duke University.

Robert M. Price, Jr. (67) has served as a director of the Company since November 1994. He has been President of PSV, Inc., a technology consulting business located in Burnsville, Minnesota, since 1990. Between 1961 and 1990, Mr. Price served in various executive positions, including Chairman and Chief Executive Officer, with Control Data Corporation, a mainframe computer manufacturer and business services provider. Mr. Price is a graduate of Duke University, and earned a master's degree at the Georgia Institute of Technology. Mr. Price is a director of International Multifood Inc., Public Service Company of New Mexico, Fourth Shift Corporation and Tupperware Corporation.

Edward J. Sebastian (51) has served as a director of the Company since July 1995. Mr. Sebastian has been Chairman of the Board and Chief Executive Officer of Resource Bancshares Corporation since it was founded by him in September 1986. Resource Bancshares Corporation owns specialty asset companies that engage in commercial mortgage banking, credit card transaction processing and origination and small ticket equipment leasing. Mr. Sebastian has also been Chairman of the Board and Chief Executive Officer of Resource Bancshares Mortgage Group, Inc. ("RBMG"), a publicly traded residential mortgage company, since he organized it as a division of Republic National Bank in May 1989. In addition, Mr. Sebastian serves as Chairman of a number of wholly owned subsidiaries of Resource Bancshares Corporation and serves as a director of First Sun South Corporation, Baker Communications Fund, Southeast Bank Fund and Founders Fund, Inc. Mr. Sebastian earned a bachelor's degree at Pennsylvania State University.

Dr. Peter R. Wilson (45) has been a director of the Company since March 1994. Mr. Wilson served as Secretary of the Company from March 1994 until February 1996 and has been an Associate Professor at the Fuqua School of Business at Duke University since September 1991. He was an Assistant Professor at New York University's Stern School of Business between January 1983 and August 1991. Dr. Wilson teaches in the areas of financial accounting, financial reporting, financial statement analysis and strategic cost management. He earned a bachelor's degree and a Ph.D. in accounting at the University of North Carolina.


Compensation of Directors

         Under the Nonemployee Directors' Stock Option Plan of Affinity Technology Group, Inc. (the "Directors' Option Plan"), directors who are not employees of the Company or any of its subsidiaries are entitled to receive an initial award ("Initial Awards") in the form of an option to purchase shares of Common Stock having an aggregate fair market value of $50,000. In addition, each eligible director is entitled to receive a subsequent award ("Annual Awards") in each year in the form of an option to purchase shares of Common Stock having an aggregate fair market value of $15,000. Initial Awards are granted to each non-employee director upon his or her first election or appointment to the Board of Directors after the adoption of the plan, beginning with the 1997 Annual Meeting of Stockholders. Annual Awards are granted to each continuing non-employee director upon his or her re-election to the Board of Directors by the stockholders of the Company at each annual meeting of stockholders of the Company, beginning with the 1998 Annual Meeting of Stockholders. Initial Awards and Annual Awards are exercisable on a per share basis at the fair market value per share of the Common Stock as reported on The Nasdaq National Market on the date of grant. Initial Awards vest in equal quarterly installments over the three-year period following the date of grant, and Annual Awards vest in equal quarterly installments over the one-year period following the date of grant. Initial Awards and Annual Awards expire on the fifth anniversary of the date of grant. During 1997, each of the Company's non-employee directors (Messrs. Fishman, Price, Sebastian and Wilson) was granted an Initial Award consisting of an option to purchase 12,903 shares of Common Stock of the Company under the Directors' Option Plan. In addition, Messrs. Fishman, Price, Sebastian and Wilson will each receive Annual Awards upon their re-election to the Board of Directors at the Annual Meeting.

         During 1995 certain non-employee directors of the Company (Messrs. Fishman, Price and Sebastian) were each granted an option to purchase 10,600 shares of Common Stock at an exercise price of approximately $0.44 per share. In addition, the Company currently subleases office space in New York, New York from a partnership of which Mr. Fishman is the Managing Partner. Further, a subsidiary of the Company has entered into an agreement with a subsidiary of Resource Bancshares Corporation, of which Mr. Sebastian serves as Chairman of the Board and Chief Executive Officer, pursuant to which the Company will underwrite and process mortgage loans on behalf of such subsidiary of Resource Bancshares Corporation. See "Certain Transactions."

         Other than reimbursement for out-of-pocket expenses, directors receive no cash compensation for their service as directors or attendance at Board or Committee meetings.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information concerning the annual and long-term compensation earned by the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (the "Named Executives") for services rendered to the Company and its subsidiaries in all capacities for the years ended December 31, 1997, 1996 and 1995.

                                                                                         Long Term
                                                                                        Compensation
                                                         Annual Compensation               Awards
                                                                                   Securities Underlying
Name and Principal Position                 Year        Salary         Bonus          Options/SARs (#)
---------------------------                 ----        -------        -----          ----------------
Jeff A. Norris                              1997        $175,000          -                    -
     President and Chief                    1996         175,000          -                    -
Executive             Officer               1995         123,229          -                    -
Joseph A. Boyle
     Senior Vice President,                 1997         175,000          -              102,500
Chief                                       1996          48,478    $75,000(1)            67,500
     Financial Officer, Secretary           1995               -          -                    -
     and Treasurer
John D. Rogers                              1997         175,000     44,089(1)           100,000
     Senior Vice President                  1996         116,777          -                    -
                                            1995               -          -                    -
Terrence J. Sabol, Sr.                      1997         111,154          -                    -
     Senior Vice President - Technology     1996          85,237          -              132,500
                                            1995           9,128          -                    -
Clement D. Lamarre (2)                      1997         186,288          -              100,000
     Senior Vice President -                1996               -          -                    -
Operations      and Sales                   1995               -          -                    -

-------------------

(1)   Reflects a relocation bonus paid in connection with Mr. Boyle's and Mr. Rogers's employment with the
     Company.
(2)   Mr.  Lamarre  became an  employee  of the  Company  in May 1997.  From  June  1996 to May 1997,  Mr.  Lamarre
     provided  consulting  services  to the  Company.  During  1997,  Mr.  Lamarre was paid  approximately  $86,000 pursuant  to the terms of his  consulting  arrangement  with the  Company,  and such amount is included in the salary shown as earned by Mr. Lamarre during 1997.


         The annual base salaries currently in effect for Messrs. Norris, Boyle, Lamarre, Rogers and Sabol are $175,000, $175,000, $175,000, $175,000 and
$155,000, respectively.


Option/SAR Grants in Last Fiscal Year

         The following table sets forth certain information with respect to stock options granted to the Named Executives during the year ended December 31, 1997 and the hypothetical "value" of these options to the Named Executives assuming an annual compound stock price appreciation of 5% and 10% from the date such options were granted over the full option term (10 years). The actual value realized may be greater than or less than the potential realizable values set forth in the table.


                                           Individual Grants                            Potential Realizable
                                             Percent of                                           Value
                           Number of           Total                                    at Assumed Annual Rates of
                           Securities       Options/SARs     Exercise                          Stock Price
                           Underlying        Granted to      or Base                     Appreciation for Option
                          Options/SARs      Employees in      Price      Expiration                Term
Name                      Granted (#)       Fiscal Year       ($/Sh)        Date          5% ($)        10% ($)
----                      -----------       -----------       ------        ----          ------        -------
Joseph A. Boyle            70,000 (1)           9.4%          $ 3.75       7/8/2007     $ 165,085      $ 418,357
                           32,500 (1)           4.4%            7.38      1/15/2007       150,840        382,259
John D. Rogers            100,000 (2)          13.4%            7.38      1/15/2007       464,124      1,176,182
Clement D. Lamarre         75,000 (3)          10.1%            4.25      5/20/2007       200,460        508,005
                           25,000 (4)           3.4%            7.38      1/15/2007       116,031        294,045
----------------------- ----------------- ----------------- ----------- -------------- ------------- ---------------

(1) Such options vest and become exerciseable in five equal installments on September 3, 1997, 1998, 1999, 2000 and 2001, and will immediately vest and become exerciseable in the event Mr. Boyle is terminated other than for cause or there is a change in control of the Company.
(2) Such options vest and become exerciseable in eight equal installments on March 14, 1997, 1998, 1999, 2000, 2001, 2002, 2003 and 2004, and will immediately vest and become exerciseable in the event there is a change in control of the Company. Further, in the event Mr. Rogers is terminated for cause or retires, such options shall be deemed to have vested in five equal installments on March 14, 1997, 1998, 1999, 2000 and 2001.
(3) Such options vest and become exerciseable in five equal installments on June 3, 1997, 1998, 1999, 2000 and 2001, and will immediately vest and become exerciseable in the event Mr. Lamarre is terminated other than for cause or there is a change in control of the Company.
(4) Such options vest and become exerciseable in five equal installments on May 20, 1998, 1999, 2000, 2001 and 2002, and will immediately vest and become exerciseable if there is a change in control of the Company.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

         The following table sets forth the number of shares of the Company's Common Stock covered by outstanding stock options held by each of the Named Executives at December 31, 1997. None of the Named Executives exercised any outstanding options during the year ended December 31, 1997.


                                    Number of
                                                   Securities              Value of
                                                   Underlying             Unexercised
                                                   Unexercised           In-the-Money
                                                  Options/SARs           Options/SARs
                                                  at FY-End (#)          at FY-End ($)
                                                  Exercisable/           Exercisable/
          Name                                    Unexercisable          Unexercisable
          ----                                    -------------          -------------

         Terrence J. Sabol, Sr.                26,500 / 106,000       $51,187/$204,750
          Joseph A. Boyle                      34,000 / 136,000           $0 / $0
          Clement D. Lamarre                   20,000 / 80,000            $0 / $0
          John D. Rogers                       12,500 / 87,500            $0 / $0


Compensation Committee Interlocks and Insider Participation

         No interlocking relationships exist between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. The Company currently sub-leases office space in New York, New York on a month-to-month basis from a partnership of which Mr. Fishman is the Managing Partner. Also, the Company has entered into an agreement with RBMG, pursuant to which a subsidiary of the Company will underwrite and process mortgage loans for RBMG. Mr. Sebastian is Chairman of the Board and Chief Executive Officer of RBMG. See "Certain Transactions." Jeff A. Norris, the
Company's President and Chief Executive Officer, took part in the process of determining compensation paid to certain executive officers. See "Report of the Compensation Committee and President and Chief Executive Officer on Executive Compensation."

                                PERFORMANCE GRAPH

         The graph set forth below compares, for the period beginning immediately after the Company's initial public offering on April 26, 1996, the "cumulative stockholder return" to stockholders of the Company as compared with the return of The Nasdaq Stock Market Index (U.S. Companies) (the "Nasdaq Market Index") and of the Hambrecht & Quist Technology Index ("H&Q Technology Index"), the Company's industry index. "Cumulative stockholder return" has been computed assuming an investment of $100, at the beginning of the period indicated, in the Common Stock of the Company and the stock of the companies included in the Nasdaq Market Index and the H&Q Technology Index, and assuming the reinvestment of dividends.


                                            Nasdaq Market        H&Q Technology       Affinity Technology
                                                Index                 Index               Group, Inc.
           April 26, 1996                      $100.00               $100.00                $100.00
           June 30, 1996                        100.22                 94.08                  65.38
           September 30, 1996                   103.78                 99.87                  91.38
           December 31, 1996                    108.88                107.09                  50.00
           March 31, 1997                       102.98                102.08                  41.38
           June 30, 1997                        121.86                122.86                  29.85
           September 30, 1997                   142.47                148.90                  29.85
           December 31, 1997                    133.61                125.55                  18.31



                    REPORT OF THE COMPENSATION COMMITTEE AND
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                       ON
                             EXECUTIVE COMPENSATION

         This report has been prepared to describe the Company's executive compensation policies and the basis for the compensation earned by Jeff A. Norris, the Company's President and Chief Executive Officer, during the year ended December 31, 1997.

Overview

         The Compensation Committee of the Board of Directors of the Company was formed in July 1995 to approve certain matters with respect to compensation paid to highly compensated employees of the Company, including executive officers. The Committee, which currently consists of three nonemployee directors, has the authority, among other things, to (i) determine the cash and non-cash compensation of each of the Company's executive officers and any other employee with an annual salary in excess of $100,000; (ii) consider and recommend to the Board such general and specific employee equity and other incentives as it may from time to time deem advisable; and (iii) administer the Company's stock option plans. The Committee currently consists of Alan H. Fishman (Chairman), Robert M. Price and Edward J. Sebastian.

         Since the Company's initial public offering of its Common Stock in April 1996, the Company has experienced a period of rapid growth. With the exception of Jeff A. Norris, the Company's founder, President and Chief Executive Officer, and Clement D. Lamarre, Senior Vice President of Operations and Sales, all of the Company's executive officers joined the Company during the latter part of 1995 or during 1996. Mr. Lamarre joined the Company as an employee in May 1997 after having served as a consultant to the Company from June 1996 to May 1997. The Company's executive compensation policy has been designed to attract qualified executives to fill key management positions and to offer such executives equity incentives that provide them with the right to share in any future appreciation in the market price of the Company's Common Stock. As discussed in more detail below, compensation paid to such officers primarily reflects discussions between the Company and such officers at the time such officers were offered employment with the Company.

Components of Compensation

         Executive compensation presently consists of base salaries and options awarded under the Company's stock option plans. In prior years, the Company also has paid relocation and other forms of signing bonuses to executives to entice them to accept employment with the Company.

         Base Salaries. As indicated above, the base salary initially paid by the Company to its executive officers (other than Jeff A. Norris) primarily reflects negotiations between the Company and each such officer at the time such officer was offered employment with the Company. Jeff A. Norris, the Company's President and Chief Executive Officer, played an active role in such negotiations and generally determined, after consultation with certain members of the Compensation Committee, the amount of base salary to offer such individuals, which amount was based primarily on an assessment of prevailing market rates and the amount of compensation earned by such individuals in their former employment. To date, there has been no established relationship between executive compensation and operating performance or the compensation practices of peer companies. The Compensation Committee believes that competition for qualified executives in the industry in which the Company operates is intense.

         Each of the Company's four most highly compensated executives (including Jeff A. Norris) earned a base salary during 1997 of $175,000. With the exception of Mr. Lamarre who became an employee of the Company in May 1997, the Compensation Committee did not increase the rate of base salary paid to its most highly compensated executives during 1997, and base salary in effect during 1997 for such executives was the same as the compensation in effect for such executives at the end of 1996. The increase in base salary paid to the Company's other executive officer generally reflects the Compensation Committee's subjective evaluation of such officer's contributions to the Company prior to and during 1997 and the relationship between compensation earned by such officer and the compensation earned by the Company's other executive officers.

         Options. By awarding stock options to executive officers that otherwise do not have a significant equity interest in the Company, the Company attempts to align the interests of its executive officers with those of the Company's stockholders. The Compensation Committee has not adopted any objective criteria that relate the number of options granted to executive officers to the Company's performance. However, the Company has attempted to use its option plan to offer a significant component of potential compensation paid to executive officers, many of whom the Company believes would require additional cash compensation in the absence of stock options. Options awarded to executive officers in 1997 primarily reflect negotiations between the Company and such executives at the time of their employment. In addition, the Compensation Committee determined to award additional options to certain executive officers to increase their equity interests in the Company and their participation in future stock price increases. The Compensation Committee has determined not to grant stock options to Jeff A. Norris since Mr. Norris already has a significant equity interest in the Company

         During 1998, the Compensation Committee evaluated the Company's overall executive compensation program and developed a discretionary incentive bonus plan that links executive compensation to performance. Under the terms of such plan, the Compensation Committee has established certain earnings per share performance goals ("Performance Goals") which if met will result in the formation of a cash bonus pool which will be paid, at the discretion of the Compensation Committee, to the Company's senior executives. The Performance Goals are based on the Company's internally generated revenue targets and expense budgets (the "Financial Plan"), and the amount paid, if any, will be based on the degree to which the Performance Goals are met. The achievement of Performance Goals which will result in the formation of a cash bonus pool has been established on a sliding scale ranging from attaining 90% of the Financial Plan to surpassing the Financial Plan. Amounts which will be placed in the cash bonus pool range from $250,000 to $1,750,000. Notwithstanding the incentive program, the payment and allocation of the cash bonuses to each of the Company's senior executives will be at the discretion of the Compensation Committee.

         Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the deductible amount of compensation paid to any Named Executive unless certain actions are taken by the Company. The Company's stock option plans have been designed to qualify for a deduction without limitation under these rules. Due to current salary levels, the Company believes that it is unlikely that the application of these rules will prevent the Company from claiming a deduction for the amount of compensation paid to executive officers.

         This report is submitted by the Compensation Committee and the President and Chief Executive Officer of the Company.

Compensation Committee:                   President and Chief Executive Officer:

  Alan H. Fishman (Chairman)              Jeff A. Norris
  Robert M. Price
  Edward J. Sebastian


                              CERTAIN TRANSACTIONS

         The Company currently sub-leases office space in New York, New York on a month-to-month basis from a partnership of which Mr. Fishman, a director of the Company, is the Managing Partner. The monthly rentals under the arrangement currently are $5,000. During 1997 the Company recorded aggregate lease expense of $90,000 under such lease for the twelve and six months ended December 31, 1997 and 1996, respectively.

         During 1996, the Company entered into a lease agreement with Carolina First with respect to the rental of automated loan machines. Under such agreement, the Company recognized approximately $120,000 in revenue during 1997. Carolina First is the beneficial owner of in excess of five percent of the outstanding shares of Common Stock. See "Security Ownership of Management and Certain Beneficial Owners."

         During February 1998, Surety Mortgage, Inc., a wholly owned subsidiary of the Company ("Surety"), entered into an agreement with RBMG, pursuant to which Surety will underwrite and process mortgage loans in accordance with guidelines specified by RBMG. Surety will receive a fee from RBMG for the underwriting and processing services performed. At April 1, 1998, Surety has processed and sold to RBMG approximately $1,600,000 in mortgage loans resulting in approximately $18,000 in fee income for Surety. Mr. Sebastian, who is a director of the Company, is Chairman of the Board and Chief Executive Officer of RBMG.

                           PROPOSALS TO BE VOTED UPON

Election of Directors

         The five individuals set forth under the caption "Board of Directors--Nominees for Director" have been nominated by the Board of Directors for election at the 1998 Annual Meeting of Stockholders. Each nominee for director has indicated that he is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or for good cause will not serve, the persons named on the enclosed proxy card will vote for such other nominees and substituted nominees as designated by the Board of Directors.

Appointment of Independent Auditors

         The firm of Ernst & Young LLP, Greenville, South Carolina, has been appointed by the Board of Directors of the Company as independent auditors for the year ending December 31, 1998, subject to ratification of that appointment by the stockholders of the Company. Ernst & Young LLP has acted as independent auditors for the Company since January 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

         In January 1996, the Company's Board of Directors dismissed the Company's former independent auditors, Elliott Davis & Company L.L.P. The decision to change independent auditors was approved by resolution of the Board of Directors. The former auditors' report on the Company's financial statements as of and for the period ended December 31, 1994 did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Elliott Davis & Company L.L.P. was not engaged to audit the Company's financial statements for any other period. There were no disagreements with the former auditors on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure with respect to the Company's consolidated financial statements up through the time of dismissal that, if not resolved to the former auditor's satisfaction, would have caused them to make reference to the matter in their report.

         The persons named on the accompanying proxy card intend to vote in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1998, unless a contrary choice is indicated on the enclosed proxy card. The Board of Directors unanimously recommends that each stockholder vote FOR this proposal.


                            PROPOSALS BY STOCKHOLDERS

         Under certain conditions, stockholders may request the Company to include a proposal for action at a forthcoming meeting of the stockholders of the Company in the proxy material of the Company for such meeting. All proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 21, 1998 for inclusion in the Proxy Statement and proxy card relating to such meeting.

         In addition, under Article II, Section 9 of the Company's By-Laws, nominations for election as a director of the Company and proposals for stockholder action must be made in writing and be delivered or mailed to the Secretary of the Company (i) in the case of an annual meeting of stockholders that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date and (ii) in the case of an annual meeting of stockholders that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, or in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which the notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Such notification must contain a written statement of the stockholder's proposal and of the reasons therefor, and, in the case of a nomination for director, nominations must contain the following information to the extent known by the notifying stockholder: (a) the name, age and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the nominee's qualifications to serve as a director; (d) the name and residence address of the notifying stockholder; and (e) the number of shares owned by the notifying stockholder. Nominations or proposals not made in accordance with these procedures may be disregarded by the chairman of the meeting in his discretion, and upon his instructions all votes cast for each such nominee or for such proposal may be disregarded.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, and persons who own more than 10% of the outstanding shares of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of the copies of such reports furnished to the Company by such persons and their written representations that such reports accurately reflect all reportable transactions and holdings, the Company believes that during 1997 all such persons filed such reports on a timely basis, with the following exception: Mel Ray, a former 10% shareholder, reported late on a Form 4 filed on July 14, 1997 two sales of Common Stock made in June 1997; and Carolina First, a present 10% shareholder, filed its initial Form 3 late and failed to report a partial exercise of the Carolina First Warrant in December 1997.

                                  OTHER MATTERS

         The management of the Company knows of no other business which will be presented for consideration at the Annual Meeting. However, if other matters are properly presented at the meeting, it is the intention of the persons named on the accompanying proxy card to vote such proxies in accordance with their best judgment.

                                         By  order  of  the
                                         Board of Directors.



                                         JEFF A. NORRIS
                                         President and Chief Executive Officer

April 21, 1998